Exhibit 99.1

CITI TRENDS APPOINTS TWO NEW INDEPENDENT DIRECTORS TO BOARD

Further diversifies Board with addition of two highly accomplished business leaders who serve the African American community

SAVANNAH, GA (October 25, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today announced the appointment of two new independent directors. Christina Francis, President of Magic Johnson Enterprises, and Cara Sabin, CEO of Sundial Brands, will join the Company’s Board of Directors, effective October 31, 2021. With these appointments, three out of seven independent directors of the Company will be African American females.

Peter Sachse, Executive Chairman of the Board, said, “We are thrilled to add two highly accomplished executives to our board, and the expansion of the board reflects Citi Trends’ heightened commitment to diversity, equity and inclusion. Christina and Cara both have extensive experience in marketing, business development, community engagement and innovation in consumer facing businesses, which will complement our board’s skills and knowledge. We are confident they will provide valuable perspectives as we continue to execute on our growth strategy, and we look forward to their contributions.”

Christina Francis brings more than 20 years of corporate and agency marketing experience across traditional and social media platforms. Since 2019, Ms. Francis has served as the President of Magic Johnson Enterprises where she is responsible for managing day-to-day operations, including strategy, business development, community involvement and overseeing ownership properties and partnerships. Ms. Francis joined Magic Johnson Enterprises in 2014 as Senior Vice President of Marketing and Communications. Prior to that, she served as Vice President of Marketing and Events for NFL Players Inc. Ms. Francis currently serves on the board of her alma mater Xavier University.

“I am extremely delighted to be joining the Citi Trends board," said Christina Francis. "I commend the company's longstanding commitment to employing people of color, across nearly 600 locations, from within the diverse communities that it serves. I am eager to work with the board and management to help guide the future growth of the Citi Trends brand as we continue to bring quality products and services to our customers and communities.”

Cara Sabin joins Citi Trends’ board with over 20 years of general management, business strategy, marketing, digital and innovation experience. She currently serves as the CEO of Sundial Brands, a Unilever company, recognized for its innovative use of high quality and culturally authentic ingredients in brands such as SheaMoisture, Nubian Heritage, Nyakio and Madam CJ Walker Beauty Culture. Prior to Sundial Brands, she held various marketing management positions at Clinique and NARS Cosmetics. Earlier in her career, Ms. Sabin held positions at Johnson & Johnson, L’Oreal and Capital One Financial. Ms. Sabin serves on the Board of Visitors for Duke University’s Fuqua School of Business; Board of Trustees for the Alvin Ailey Dance Theater; and the Executive Committee and Board of the Ad Council. She is also a member of Delta Sigma Theta Sorority, Inc.

“I am honored to have been appointed as a board member of this high growth brand,” said Cara Sabin. “Citi Trends is at the forefront of accessibly servicing its diverse customer base in communities which are the heart and soul of America. I look forward to working with the board, our shareholders and our associates to continue to provide Citi Trends’ primarily Black and Hispanic customers an exceptional brand experience.”

Effective as of October 31, 2021, the Citi Trends board will be comprised of nine directors, consisting of seven independent directors, Peter Sachse, the Executive Chairman, and David Makuen, the Company’s Chief Executive Officer.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 596 stores located in 33 states. For more information, visit cititrends.com or your local store.

Contact:	Tom Filandro
ICR, Inc.
(646) 277-1235